EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115789 on Form S-8 of our report dated March 29, 2005, relating to the financial statements and financial statement schedule of Immunicon Corporation, appearing in the Annual Report on Form 10-K of Immunicon Corporation for the year ended December 31, 2004.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 29, 2005